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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM CB

                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
                                (AMENDMENT NO. 1)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

      Securities Act Rule 801 (Rights Offering)                           [_]
      Securities Act Rule 802 (Exchange Offering)                         [_]
      Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)                 [X]
      Exchange Act Rule 14d-1(c) (Third Party Tender Offer)               [_]
      Exchange Act Rule 14e-2(d) (Subject Company Response)               [_]


                        The Descartes Systems Group Inc.
                        --------------------------------
                            (Name of Subject Company)


                                       N/A
       (Translation of Subject Company's Name into English (if applicable)


                                 Ontario, Canada
        (Jurisdiction of Subject Company's Incorporation or Organization)


                        The Descartes Systems Group Inc.
                        --------------------------------
                       (Name of Person(s) Furnishing Form)


      5.5% Convertible Unsecured Subordinated Debentures due June 30, 2005
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                     (Title of Class of Subject Securities)


                                 Not Applicable
                                 --------------
              (CUSIP Number of Class of Securities (if applicable))


   Paul Laufert, The Descartes Systems Group Inc., 120 Randall Drive Waterloo,
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                     Ontario, Canada N2V 1C6, (519) 746-8110
                     ---------------------------------------
 (Name, Address (including zip code) and Telephone Number (including area code)
         of Person(s) Authorized to Receive Notice and Communications on
                           Behalf of Subject Company)


                                       N/A
                                       ---
                  (Date Tender Offer/Rights Offering Commenced)

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                  PART I - INFORMATION SENT TO SECURITY HOLDERS

     On December 20, 2001, The Descartes Systems Group Inc. (the "Subject Company") filed a Form CB relating to its proposed repurchase of certain of its 5.50% Convertible Unsecured Subordinate Debentures due June 30, 2005 (the "Debentures"). No tender offer was conducted by the Subject Company on or after the date of such filing through July 31, 2002.

     On August 1, 2002, the Subject Company announced the commencement of a tender offer for up to $51,428,571 aggregate principal amount of the Debentures (the "Offer"). Concurrent with the filing of this amended Form CB, the Subject Company, in accordance with Rule 13e-4(g) under the Exchange Act of 1934, as amended, has filed Schedule 13E-4F with the Securities and Exchange Commission with respect to the Offer. The Offer is the only tender offer being presently conducted by Descartes with respect to the Debentures.

     The Form CB is hereby amended and terminated effective as of August 1, 2002.


                    PART III - CONSENT TO SERVICE OF PROCESS


     The Subject Company filed Form F-X with respect to this Form CB on December 20, 2001.

                              PART IV - SIGNATURES


            After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                          THE DESCARTES SYSTEMS GROUP INC.



                                          By:/s/ Paul Laufert
                                             -----------------------------------
                                                Name: Paul Laufert
                                                Title: EVP-Corporate Development

                                          Dated: August 1, 2002